Exhibit 99.1

Shopsmith Reports Profit for the Year

Dayton, OH. — Shopsmith, Inc. the leading manufacturer of multipurpose woodworking tools, announced a net income of $130,000 or $.05 per share for their fiscal year ended April 3, 2004, compared to a net income of $100,000 or $.04 per share for the same period a year ago. Net sales for the year were down by 10% to $13,793,000 or $1,544,000 less than last year. The Company earned net income of $111,000 in the quarter ended April 3, 2004, compared to breakeven results in the same quarter of the prior year.

“This year, Shopsmith has continued efforts that improved the efficiency of our Mark V demonstration sales efforts, further lowering the breakeven point for each demonstration sales event. Net operating expenses for the year were reduced by $645,000 over last year,” explains John Folkerth, Shopsmith CEO.

Starting March 17, 2004, the Company’s stock began trading under the stock ticker symbol “SHPS”. Previously it had traded under the stock ticker symbol “SHOP”.

Founded in 1972, Shopsmith, Inc. manufactures the Mark V product line (a five-in-one multipurpose woodworking tool) in Dayton, Ohio. The products are marketed via direct mail, the Internet and live demonstrations throughout the United States, Canada and England.

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     Results for the Years Ended

	April 3,	April 5,
	2004	2003
Net sales	$13,793,000	$15,336,000
Gross profit	7,004,000	7,803,000
Income before income taxes	135,000	100,000
Income tax expense	5,000	—
Net income	130,000	100,000
Net income per share-Basic	0.05	0.04
Net income per share-Diluted	0.05	0.04

     Results for the Fourth Quarter Ended

	April 3,	April 5,
	2004	2003
Net sales	$3,860,000	$4,728,000
Gross profit	1,962,000	2,387,000
Income before income taxes	111,000	—
Income tax expense	—	—
Net income	111,000	—
Net income per share-Basic	0.04	—
Net income per share-Diluted	0.04	—